UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): September 13, 2016

Gladstone Land Corporation
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35795	54-1892552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1521 Westbranch Drive, Suite 100, McLean, Virginia 22102
(Address of Principal Executive Offices) (Zip Code)

(703) 287-5800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 13, 2016, Diego Ranch Stanislaus, LP (“Diego Ranch”), and Nevada Ranch Merced, LP (together with Diego Ranch, the “Purchasers”), each a wholly-owned subsidiary of Gladstone Land Limited Partnership (the “Operating Partnership”), the operating partnership of Gladstone Land Corporation (the “Company”), each entered into separate agreements for the purchase and sale of property with the same seller (the “Seller”), which Seller is unrelated to the Company (the “Purchase Agreements”).  Additionally, Diego Ranch, collectively with the Operating Partnership and certain other affiliated entities, entered into one agreement for the contribution and transfer of property (the “Contribution Agreement,” and, together with the Purchase Agreements, the “Agreements”) with the Seller.

These Agreements collectively provide for the acquisition by the Company or its designee of approximately 2,485 total acres of real property located in Stanislaus and Merced Counties, California (the “Properties”), for total consideration of approximately $23.4 million in cash and approximately $4.1 million in units of limited partnership interests of the Operating Partnership (“OP Units”), exclusive of closing costs, and subject to certain credits and debits as set forth in the Agreements.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 14, 2016, the Purchasers closed on the acquisition of the Properties (the “Acquisition”) as contemplated by the Agreements for (i) approximately $23.4 million in cash, and (ii) approximately $4.1 million in OP Units, constituting an aggregate 343,750 OP Units.  The Seller of the Properties is not a related party to the Company or its affiliates and does not have a material relationship with the Company or its affiliates, other than in respect to the Acquisition.

In addition, the Purchasers assumed two agricultural leases (the “Leases”) with a tenant unrelated to each of the Company and the Seller.  The Leases include annual upward rent adjustments based on CPI and periodic market resets based on the appraised value of the property.  Each of the Leases is a triple-net lease with a remaining term of approximately 3 years, subject to three, 5-year extension options, followed by one, 3-year extension option, each extension option exercisable at the tenant’s option.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Items 1.01 and 2.01 of this Current Report on Form 8-K related to the issuance of OP Units is incorporated by reference into this Item 3.02.  Following a one-year holding period, the OP Units will be redeemable for cash or, at the Company’s discretion, exchangeable for shares of common stock of the Company, par value $0.01 per share, in accordance with the terms of the partnership agreement of the Operating Partnership.

The exchange of the OP Units pursuant to the Contribution Agreement will be consummated without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act as transactions not involving any public offering.  No sales commission or other consideration will be paid in connection with such sale.

Item 7.01. Regulation FD Disclosure.

On September 14, 2016, the Company issued a press release (the “Press Release”) announcing the closing of the Acquisition.  A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Pursuant to the rules and regulations of the SEC, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.
The Company will file the required financial statements, if any, under the cover of Form 8-K/A as soon as practicable but no later than 71 calendar days after the latest date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.
The Company will file the required pro forma financial information, if any, under the cover of Form 8-K/A as soon as practicable but no later than 71 calendar days after the latest date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated September 14, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Land Corporation

Date: September 19, 2016	By:	/s/ Lewis Parrish
Lewis Parrish
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated September 14, 2016